UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934.

Date of Report: March 18, 2009
(Date of earliest event reported)

Oragenics, Inc
(Exact name of registrant as specified in its charter)

FL	001-38122	59-3410522
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

13700 Progress Blvd	32615
(Address of principal executive offices)	(Zip Code)

386-418-4018
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02    DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; APPOINTMENT OF CERTAIN OFFICER; COMPENSATORY ARRANGEMENT OF CERTAIN OFFICER

Effective March 18, 2009, Mr. Stanley B. Stein resigned as President, Chief Executive Officer and director of the Company, but will thereafter continue to provide services to the Company as an advisor.  Mr. Stein’s resignation was not due to any disagreement with the Company on any matter related to its operations, policies or practices.

Mr. Stein and the Company have simultaneously entered into a Separation Agreement which ended his duties as an employee and director of the Company and entered into a Consulting Agreement pursuant to which Mr. Stein will continue to provide services to the Company on an as needed basis. The Consulting Agreement is effective March 18, 2009.

David Hirsch the Company’s Chief Financial Officer and Chief Operating Officer will serve as the acting Chief Executive Officer and Dr. Robert T. Zahradnik, Ph.D., the Company’s Vice President of Business Development will serve as acting Chief Operating Officer.  Mr. Hirsch’s and Dr. Zahradnik’s current employment arrangements with the Company will remain in effect without alteration to its financial terms. Mr. Hirsch’s financial arrangement has been previously disclosed. Dr. Zahradnik’s financial arrangement provides for an annual salary of $50,000 and a grant of 150,000 stock options that are to be vested in three events of 50,000 shares each based on certain future milestones.

A copy of the March 19, 2009 press release announcing the resignation of Mr. Stein as president, chief executive officer and director is attached to this report as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01      FINANCIAL INFORMATION AND EXHIBITS

(c) Exhibits.

Number	Description
99.1	Press Release dated March 19, 2009

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on this 19th day of March, 2009.

ORAGENICS, INC. (Registrant)
BY:	/s/ David Hirsch
David Hirsch Chief Financial Officer